Exhibit 3
JOINT FILING STATEMENT
In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13D (including any and all amendments thereto) with respect to the common stock, par value $0.01 per share, of BioLok International Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.
The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.
This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.
In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement.
Date: September 18, 2006

TUMBLER HOLDINGS, INC.

By:	/s/ Mortimer Berkowitz III

Mortimer Berkowitz III President

TUMBLER MERGER CORP.

By:	/s/ Mortimer Berkowitz III

Mortimer Berkowitz III President

HEALTHPOINTCAPITAL PARTNERS II, L.P.

By: HGP II, LLC, its General Partner

By:	/s/ Mortimer Berkowitz III

Mortimer Berkowitz III Managing Member

HGP II, LLC

By:	/s/ Mortimer Berkowitz III

Mortimer Berkowitz III Managing Member

/s/ Mortimer Berkowitz III

Mortimer Berkowitz III

/s/ John H. Foster

John H. Foster